EXHIBIT 10.1

FEDERAL HOME LOAN BANK OF BOSTON

2010 EXECUTIVE INCENTIVE PLAN

March 2010-Revised

Purpose:

The Federal Home Loan Bank of Boston (Bank) has established a 2010 Executive Incentive Plan (EIP) which is designed to reward and retain corporate officers during turbulent economic conditions and an atypical period of financial performance challenges as evidenced by the lack of dividend payments to members, suspension of the repurchase of excess capital stock and lack of funding for the AHP program.  Payout opportunities for 2010 EIP participants are generally based on the Bank’s current financial situation, not the competitive market.  It is intended that in subsequent EIP performance periods opportunities will increase to competitive levels as the Bank’s financial performance improves, e.g. from 50% of recommended payouts to 75% when the Bank resumes meaningful dividend payments and to 100% when the Bank resumes repurchase of excess stock.

Guiding Principles:

The 2010 EIP is intended to:

•                  Recognize that the Bank’s current overall focus is a return to earnings generation to a level that allows payment of dividends, resumption of the purchase of excess capital stock, and funding of the AHP program.

•                  Reinforce and reward the Bank’s commitment to conservative, prudent, sound risk management practices and preservation of the par value of the Bank’s capital stock.

•                  Reflect a reasonable assessment of the Bank’s financial situation and prospects while rewarding achievement of identified remediation milestones and the Bank’s financial plan and strategic objectives as spelled out in the Bank’s 2010 Business Plan.

•                  Tie a significant percentage of incentive awards to the long-term financial condition and performance of the Bank.

•                  Recognize the importance of individual performance through metrics linked to the objectives of the participant’s principal functions.

•                  Recognize that continued enhancements and upkeep of the Bank’s operational infrastructure are critical to the Bank’s long-term condition.

Incentive Goals:

The incentive goals for all participants, with the exception of those participants in Enterprise Risk Management, are summarized in the following table with more detail following in Appendix A:

	Weight
Goal	Pres.	Tier I	Tiers II & III	Threshold	Target	Excess
Pre-assessment Core Net Income	25%	20%	10%	$212.0 MM	$249.0 MM	$286.0 MM
Member Outreach	10%	10%	10%	45% of membership	60% of membership	75% of membership
Advance Restructures	0%	10%	10%	125	150	175
Growth in Membership	0%	5%	5%	4 New Members	6 New Members	8 New Members
2010 Average CDA and ESA Advances Balances	10%	10%	10%	$2.5 Billion	$2.619 Billion	$2.852 Billion
Remediation of 2009 Report of Examination Findings	25%	20%	20%	70% Clearance	85% Clearance	100% Clearance
Individual, Department-Specific Component	0%	0%	15%	As defined	As defined	As defined
Discretionary Component	30%	25%	20%	As documented by supervisor	As documented by supervisor	As documented by supervisor

Incentive goals for Enterprise Risk Management participants in Tiers I, II and III are summarized in the following table with more detail following in Appendix A

	Weight
Goal	Tier I	Tiers II & III	Threshold	Target	Excess
Pre-assessment Core Net Income	10%	5%	$212.0 MM	$249.0 MM	$286.0 MM
Member Outreach	10%	10%	45% of membership	60% of membership	75% of membership
Advance Restructures	10%	10%	125	150	175
Growth in Membership	5%	5%	4 New Members	6 New Members	8 New Members
2010 Average CDA and ESA Advances Balances	10%	10%	$2.5 Billion	$2.619 Billion	$2.852 Billion
Remediation of 2009 Report of Examination Findings	30%	25%	70% Clearance	85% Clearance	100% Clearance
Individual, Department-Specific Component	0%	15%	As defined	As defined	As defined
Discretionary Component	25%	20%	As documented by supervisor	As documented by supervisor	As documented by supervisor

Incentive Opportunity

Eligible participants will be assigned an incentive award opportunity that combines short and long-term incentives and is expressed as a percentage of the incumbent’s 2010 actual annual base salary, as illustrated in the chart below.

	Combined Short and Long-Term Incentive
	Opportunity as a Percent of Base Salary
	Threshold	Target	Excess
President	15.00%	30.00%	45.00%
Tier I	11.00%	22.00%	33.0%
Tier II	8.75%	17.50%	26.25%
Tier III	6.25%	12.50%	18.75%

Goal achievement and individual awards for the goals on pages two and three will be calculated at the conclusion of 2010 based on results as of December 31, 2010.  Participants will be eligible to receive sixty (60) percent of such award in a cash payment, subject to the final approval of the board and the review of the Federal Housing Finance Agency (FHFA), if required, on the first pay day in March 2011.  Except as otherwise described under EIP Administration, the participant must be employed by the Bank on the date of payment of the award to receive the award.   The chart below illustrates the Threshold, Target and Excess payout potentials for this short-term award, by tier.

2010 Short-Term Incentive Opportunity
Tier	Threshold	Target	Excess
President	9.00%	18.00%	27.00%
Tier I	6.60%	13.20%	19.80%
Tier II	5.25%	10.50%	15.75%
Tier III*	6.25%	12.50%	18.75%

*100% of payout opportunity to be paid following year-end 2010; no long-term opportunity

Participants will be eligible to receive the remaining forty (40) percent of the award opportunity as cash on the first pay day in March 2013, if the following conditions are satisfied:

•                  The Bank’s Retained Earnings at year-end 2012 are at a minimum of $400 million less dividends paid in 2010 through 2012, and

•                  The participant is in employment with the Bank on the payment date, as described below in EIP Administration, and

•                  Subject to the final approval of the board and review of the FHFA, if required:

The chart below illustrates the Threshold, Target and Excess payout potentials for the long-term award described above, by tier.

2010 Long-Term Incentive Opportunity Payable after Year-End 2012
Tier	Threshold			Target			Excess
	2010	2011	2012	2010	2011	2012	2010	2011	2012
President	0.0%	0.0%	6.0%	0.0%	0.0%	12.0%	0.0%	0.0%	18.0%
Tier I	0.0%	0.0%	4.4%	0.0%	0.0%	8.8%	0.0%	0.0%	13.2%
Tier II	0.0%	0.0%	3.5%	0.0%	0.0%	7.0%	0.0%	0.0%	10.5%
Tier III	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

Eligible Participants

The following individuals are participants in the EIP for 2010:

President	Tier I	Tier II	Tier III
Edward A. Hjerpe, III	Janelle K. Authur	Daniel H. Devine	Bryan Gulachenski
	Earl W. Baucom	Brian G. Donahue	Paul T. Pouliot
	George H. Collins*	John F. Henderson, Jr.*	Allison Santoro
	M. Susan Elliott	Kelly A. LaCava	Edward A. Schultze*
	Frank Nitkiewicz	Rachele McDonough	Kenneth A. Willis
	General Counsel	Paul Peduto
Kevin Whittaker*
Chief Technology Officer

*Denotes participant in Enterprise Risk Management Department

EIP Administration

The EIP is administered by the Personnel Committee of the Board of Directors (Committee), which shall have full power and binding authority to construe, interpret, and administer the EIP, and to adjust it for extraordinary circumstances.  Extraordinary circumstances may include changes in business strategy, termination or commencement of business lines, impact of severe economic fluctuations, significant growth or consolidation of the membership base, or significant regulatory or other changes impacting the Bank or Bank System.

The Committee reserves the right at any time to amend, suspend or terminate the EIP in whole or in part, for any reason, and without the consent of any EIP participant.

The Bank’s President and Chief Executive Officer will determine participation in the EIP with the concurrence of the Committee.

EIP awards shall not be considered earned or payable, in whole or in part, to any participant for any reason until they are finally determined by the Bank’s President and Chief Executive Officer with the concurrence of the Committee following the end of the plan years.

Any individual hired or promoted into an eligible position during 2010 that is granted an award shall have any such incentive award prorated based on months of EIP participation, providing he/she has served a minimum of six months in that role in 2010 and otherwise satisfies the EIP’s requirements.

Except as described below, any EIP participant who terminates employment for any reason, whether voluntarily or involuntarily, before the applicable award payment date will not be entitled to any award, except as otherwise determined by the Bank’s President and Chief Executive Officer, with the concurrence of the Committee, at their sole discretion and subject to review of the FHFA, if required(1).

•                  EIP participants who terminate employment with the Bank by reason of death or disability or who are eligible to retire(2) from employment with the Bank prior to the March 2011 short-term award payment date may receive a pro rata payment of the sixty (60) percent short-term incentive opportunity as determined and recommended by the Bank’s President and Chief Executive Officer, with the concurrence of the Committee and at their sole discretion and subject to the review of the FHFA, if required, based on the months of completed service as an EIP participant during 2010.  To be eligible, the participant must complete at least six months of service in 2010 and otherwise satisfy the EIP’s requirements. Participants who die, become disabled, or retire during 2010 will not be eligible for any long-term incentive award.

•                  EIP participants who terminate employment with the Bank by reason of death or disability prior to the long-term award payment date in March 2013, or who terminate prior to the long-term award payment date and are eligible to retire from employment with the Bank, may become eligible to receive a pro rata payment of the forty (40) percent long-term incentive opportunity based on the number of months of completed service as an EIP participant during the two year period following the plan year, subject to the granting of awards based on 2012 year-end results described above, the recommendation of the Bank’s President and Chief Executive Officer, with the concurrence of the Committee and at their sole discretion, and subject to review of the FHFA, if required.

Awards to retiring or disabled participants or beneficiaries will be paid at the same time as awards to all active participants.  Beneficiaries of such payments will be the same as identified in the Bank’s group insurance plan.

The Bank may make such provisions, as it deems appropriate, for withholding payroll taxes in connection with payment of EIP awards.

(1) Where the EIP refers to the participant’s termination of employment for purposes of receiving any payment, whether such a termination has occurred will be determined in accordance with Section 409A of the Internal Revenue Code and applicable regulations thereunder.

(2) Eligibility to retire is defined as employees who are i) eligible for normal retirement as defined in the Pentegra Defined Benefit Plan for Financial Institutions or ii) meet the Rule of 70 as defined in the Pentegra Defined Benefit Plan for Financial Institutions, including credited service in the FHLB system, but excluding any other credited service at another Pentegra participating employer.

The Bank also has several other incentive programs for staff at the Bank designed to motivate employees to become more innovative and productive. The Bank’s President and Chief Executive Officer is responsible for the administration of each of these programs and has the authority to construe, implement, and administer programs, as appropriate.

Appendix A — Goal Definitions

Profitability Goal

Pre-assessment Core Net Income =

Net Income – (Prepayment Fees – Historical Prepayment Fee Amortization)

+ (Debt Retirement Costs – Historical Debt Retirement Cost Amortization)

– Net Fair Value Adjustments + OTTI Credit Losses + REFCorp Expense + AHP Expense

Net Income = 2010 net income reported in accordance with GAAP in the United States.

Historical Prepayment Fee Amortization = the current-period, straight-line amortization of all historical prepayment fees (whether recognized at time of prepayment or as a yield adjustment on a modified loan) over the original remaining lives of the prepaid assets.

Historical Debt Retirement Cost Amortization = the current-period, straight-line amortization of all historical debt retirement costs over the original remaining lives of the retired liabilities.

Net Fair Value Adjustments = the net unrealized gains and losses as recognized under GAAP attributable to hedges, whether economic hedges or SFAS 133-qualifying hedges, plus trading securities gains and losses.

OTTI Credit Losses = the absolute value of the full-year amount of the credit loss portion of overall losses attributable to other-than-temporary impairments of securities.

In the event that the Bank is required to adjust current period net income to correct prior period accounting errors, positive adjustments to net income resulting from the correction of prior period accounting errors are to be excluded from Pre-assessment Core Net Income, while negative adjustments are to be retained in Pre-assessment Core Net Income.

The exclusion of prepayment fee income and associated debt retirement and swap unwind expense from the Pre-assessment Core Net Income metric removes the potential for “windfall” compensation in the event of heavy prepayment fee income and removes a potential disincentive to prudently respond to prepayment events by excluding the otherwise punitive cost of debt retirement and swap unwind expense.  The exclusion of net unrealized fair value adjustments is consistent with the way that management projects its financial performance and reflects the fact that these adjustments are merely timing adjustments to net income that have no net impact to the Bank’s net income if gains or losses are never realized.  OTTI Credit Losses are excluded from Pre-assessment Core Net Income because they cannot be controlled by management.

Member Outreach Goal

EIP participants, individually or as groups, will meet during the year with representatives from member institutions to develop Bank/member relationships and create new business opportunities. These meetings can range from one-on-one meetings to large group meetings.

Advance Restructures Goal

To address member need to extend liabilities without increasing funding liabilities, the Bank introduced in late 2009 the Advance Restructuring solution, which allows members to extend the maturities of their current advances without booking prepayment fees in the current period.    This goal will be measured by the number of individual advances restructured during 2010 through the Bank’s Advances Restructuring product or as part of a member-directed restructure which does not blend the prepayment fee into the new advance interest rate.

Mission-Related Advances Goal

The focus of the mission-related metric will be to expand member lending activities in the communities they serve through the Bank’s Community Development Advances (CDA) and Economic Stimulus Advance (ESA). (i)

Remediation of 2009 Report of Examination Findings Goal

To achieve the required improvement in the 2010 FHFA Examination, the exam goal requires that management work towards clearance of the 2009 Examination findings that identified weaknesses. We have targeted the 2009 weakness findings, and have established awards of 70% clearance for a threshold award, 85% clearance for a target award, and 100% clearance for an excess award.  While management has put in place remediation plans and in many cases has already implemented the plans, this component of the EIP recognizes both the need to ensure ongoing improvement and the need to address not only the specifics of the 2009 findings, but also the broad-based intent on the part of the finding.  For the purposes of this goal, the term clearance is defined as a 2009 finding not being repeated as a weakness in the 2010 examination.

Individual, Department-Specific Component

EIP participants are responsible for significant department-specific initiatives and projects that contribute to the success of the bank. The Individual, Department-Specific Component provides for recognition of the participant’s successful completion of those initiatives.

Payments awarded under the Individual, Department-Specific Component will take into consideration the participant’s achievement of one to three individual, department-specific initiatives, established at the beginning of the plan year. The initiatives may be non-financial, operational objectives or may add additional weight to a profitability or growth goal. Revisions to these initiatives may be considered on a case-by-case basis during the year but must be approved, in writing, by the President and Chief Executive Officer.

Payments under the Individual, Department-Specific Component will be based on the individual’s combined, overall performance on the one to three individual, department-specific initiatives, as evaluated by the participant’s manager.  The initiatives may be shared within a department or across multiple departments, but the manager’s assessment will be based on the participant’s individual contribution as well as the overall achievement of the initiative.

Managers may select a payout percentage for individual, department-specific objectives from a range of threshold to a maximum payout at excess to recognize the degree to which the EIP participant accomplished these results.  If the individual, department-specific initiative(s) are not substantially achieved, the manager may award zero for this component.  Managers need to provide reasonable documentation as the basis for any award recommended under this component.

Discretionary Component

It is understood that the success of the bank in achieving its goals as set forth in the Plan requires individual contribution.  Payments awarded under the Discretionary Component will take into consideration and recognize an individual participant’s achievement of and contribution toward Bank, department, or individual goals or initiatives, as assessed by the President and Chief Executive Officer or the participant’s manager and recommended to the Personnel Committee.

For Tier I participants, the Discretionary Component may include the President and Chief Executive Officer’s or the manager’s assessment of achievement of a participant’s individual and department-specific goals, including operational initiatives, established at the beginning of the plan year.  It also may include an evaluation of the participant’s contributions in areas such as expense control and operational efficiency, risk management and control, Board communication, and succession planning.  There may also be a subjective element in this component so that the President and Chief Executive Officer or manager can award a participant’s leadership, work ethic, attitude, or other such similar intangible attribute that contributes to the Bank’s success.

The President and Chief Executive Officer or participant’s manager may recommend a payout percentage for the Discretionary Component from a range of threshold to a maximum payout at excess to recognize the degree of achievement and contribution.  The President and Chief Executive Officer or manager may also recommend zero award for this component.  The President and Chief Executive Officer or manager needs to provide reasonable documentation to the Personnel Committee that states the basis for whatever award is recommended under the Discretionary Component for Tier I participants.

For Tier II and III participants, the manager will assess, recommend and document a payout percentage as discussed above for Tier I participants, as applicable, but excluding the achievement of the one to three individual, department-specific initiatives awarded under the Individual, Department-Specific Component.

For the President and Chief Executive Officer, the Personnel Committee will assess, recommend and document a payout percentage as discussed above for Tier I participants. At the end of the plan year, the President and Chief Executive Officer will provide the Personnel Committee with a self-assessment of individual, Bank and personal achievements to be used in determining the Discretionary Component award.

(i) This goal is measured using the following advance product types:  868, 877, 878, 879, 903, 904, 905, 910, 913, 914 and 915 and any new housing and community development product codes introdued during the Plan year.